UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 6, 2009
SUPERVALU INC.
(Exact name of registrant as specified in its charter)

Delaware	1-5418	41-0617000

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11840 Valley View Road Eden Prairie, Minnesota	55344

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 828-4000

N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-3.1
EX-99.1

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)(c) On May 6, 2009, the Board of Directors of SUPERVALU INC. (the “Corporation”) elected Craig R. Herkert to serve as Chief Executive Officer of the Corporation and appointed him to serve as a member of the Board of Directors of the Corporation, with a start date to be determined. Mr. Herkert, age 49, will succeed Jeffrey Noddle, who will retire as Chief Executive Officer of the Corporation upon Mr. Herkert’s commencement as Chief Executive Officer. Mr. Noddle will remain employed by the Corporation in the role of Executive Chairman and will continue to serve on the Board of Directors of the Corporation as Executive Chairman of the Board. The Corporation’s press release dated May 6, 2009 announcing these events is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.
Mr. Herkert served as President and Chief Executive Officer of the Americas for Wal-Mart Stores, Inc. from January 2004 to May 2009, with responsibility for Canada, Latin America and South America. From 2000 to 2003, he was Senior Vice President and Chief Operating Officer of Wal-Mart International, responsible for international merchandising, marketing and operations and was promoted to Executive Vice President in this same role in 2003. Prior to joining Wal-Mart, Mr. Herkert spent 23 years at Albertson’s, Inc. and American Stores Company.
In connection with Mr. Herkert’s election to serve as Chief Executive Officer of the Corporation, Mr. Herkert will be entitled to receive annual base compensation of $850,000 and is eligible to receive an annual bonus under the Corporation’s annual cash incentive plan for fiscal 2010 with a target amount of 150% of his base salary. The actual bonus amount earned will be based on the Corporation’s performance against targets established by the Executive Personnel and Compensation Committee of the Board of Directors for corporate net earnings, corporate cash flow and diversity and could range from 0% to 300% of base salary. In addition, following the commencement of his employment with the Corporation, the Board of Directors of the Corporation will approve the grant of a nonqualified stock option to Mr. Herkert with a value of $2.0 million that will vest 20% immediately upon the date of grant and 20% per year for the next four years. The Board of Directors will also grant Mr. Herkert a one-time restricted stock award with a value of $5.0 million. The shares will be subject to restriction which will lapse over a period of four years with 25% of the shares vesting on the first anniversary of the date of grant and the remaining shares vesting annually in equal increments on successive anniversaries of the date of grant. Mr. Herkert is also entitled to participate in the Corporation’s Long-Term Incentive Plan (“LTIP”) with a target payout value of $2.0 million in stock and cash and an actual payout value of $0 to $4.0 million based on the Corporation’s performance for the fiscal 2010-2012 performance period. Finally, he is entitled to the Corporation’s standard perquisites for the chief executive officer. The stock options, restricted stock and LTIP awards granted to Mr. Herkert will be subject to the Corporation’s standard terms and conditions of such awards for executive officers on file with the Securities and Exchange Commission (“SEC”).
Mr. Herkert is not a party to any transaction with the Corporation or any subsidiary of the Corporation and has no family relationships with any member of the Board of Directors or any other executive officer of the Corporation.
In his capacity as Executive Chairman, Mr. Noddle’s base salary and annual incentive bonus opportunity for fiscal 2010 will remain the same and he will be entitled to a prorated portion of his LTIP award for the fiscal 2010-2012 performance period. However, in his new position, Mr. Noddle will not receive any additional grants of stock options or stock appreciation rights.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On May 6, 2009, the Board of Directors of the Corporation approved the following amendment to the Corporation’s Restated Bylaws, which was effective immediately.
Section 3.02(a) of the Corporation’s Restated Bylaws was amended to increase the number of members of the Board of Directors by one member, to consist of 15 total members.
As amended, Section 3.02(a) of the Corporation’s Restated Bylaws now states, “Number: The Board of Directors currently consists of 15 members and the number of directors may be increased or decreased from time to time by resolution of a majority of the whole Board of Directors or of the holders of at least 75% of the stock of the Corporation entitled to vote, considered for the purpose as one class.”
The foregoing description of the amendment to the Corporation’s Restated Bylaws is qualified in its entirety by reference to the Corporation’s Restated Bylaws, as amended, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description of Exhibit

3.1	Restated Bylaws of SUPERVALU INC., as amended May 6, 2009

99.1	News Release of SUPERVALU INC., dated May 6, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 6, 2009
SUPERVALU INC.
	By:	/s/ Burt M. Fealing
Burt M. Fealing
Vice President, Corporate Secretary and Chief Securities Counsel (Authorized Officer of Registrant)

EXHBIT INDEX

Exhibit	Description of Exhibit

3.1	Restated Bylaws of SUPERVALU INC., as amended May 6, 2009

99.1	News Release of SUPERVALU INC., dated May 6, 2009